We consent to the inclusion in the Registration Statement (Form S-1/A1) of Business Security Consultants, Inc. of our report dated March 19, 2013, with respect to the balance sheets as of November 30, 2012, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on November 13, 2012 through November 30, 2012 to be included in this Registration Statement.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Sam Kan & Company ___________________________________
Firm’s Signature
Alameda, CA ___________________________________
City, State
September 30, 2013 ___________________________________
Date